EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Newmark Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	6.125% Senior Notes due 2023 (the “Notes”) (1)	Rule 457(q)	(1)	(1)	(1)	(1)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)

This Registration Statement relates to offers and sales of an indeterminate amount of the Notes in connection with ongoing market-making transactions in the Notes by and through affiliates of the Registrant.

(2)

Pursuant to Rule 457(q) under the Securities Act of 1933, as amended, no filing fee is required for the registration of an indeterminate amount of the Notes to be offered and sold in market-making transactions by affiliates of the Registrant.